Exhibit 99.1

PharmaCyte Biotech Enters into License Agreement for COVID-19 Diagnostic Kits

LAGUNA HILLS, CA April 8, 2020 (BUSINESS NEWSWIRE) – PharmaCyte Biotech, Inc. (OTCQB: PMCB), a biotechnology company focused on developing cellular therapies for cancer and diabetes using its signature live-cell encapsulation technology, Cell-in-a-Box®, announced today that it entered into a License Agreement (Agreement) with Hai Kang Life Corporation Limited, a corporation organized under the laws of Hong Kong (Hai Kang), pursuant to which Hai Kang granted to the PharmaCyte a license to certain technology owned or controlled by Hai Kang related to COVID-19 diagnostic kits (Kits). Pursuant to the Agreement, PharmaCyte may directly (or through a third party) conduct research, use, develop, market, sell, distribute, import and export Products for human and veterinary uses in North America, the United Kingdom and certain other European cites (Territory). A “Product” is defined as any existing Kit of Hai Kang or any future Kit derived from Hai Kang’s Kits and includes an in vitro diagnostic test that is designed, manufactured and used within a single laboratory for which the U.S. FDA is not enforcing any premarket review or other regulatory approval requirements.

PharmaCyte is required to use commercially reasonable efforts to develop and commercialize at least one Product in the Territory. This obligation to develop and commercialize a Product includes, among other things, the performance of non-clinical and clinical studies of any Product, the preparation, filing and prosecution of certain regulatory approvals for such Product (including to allow PharmaCyte to market and sell the Product and to get the Product approved for reimbursement). Hai Kang is responsible for all aspects of the manufacture and supply of the Products to be developed and sold under the Agreement.

During the term of the Agreement, PharmaCyte is required to pay a monthly fee to Hai Kang in the amount of $6,000; this monthly fee increases to $50,000 once the first Product receives regulatory approval from the U.S. FDA. In addition, upon the first commercial sale of a Product, PharmaCyte is required to make quarterly royalty payments equal to 10% of Net Sales (as defined in the Agreement) of any Product sold pursuant to the Agreement.

This Agreement has a perpetual term but may be terminated: (i) unilaterally by PharmaCyte with 120 days prior written notice; (ii) in the event one party believes the other party to be in breach of the Agreement by the non-breaching party if the breaching party does not cure the breach within 60 days after the date the breaching party was given notice of such breach; or (iii) by PharmaCyte with the prior written consent of Hai Kang (acting in its sole discretion), but such consent is not to be withheld or delayed if PharmaCyte wishes to terminate on account of demonstrable safety or efficacy concerns in respect of the Product. The Agreement also provides for indemnification by Hai Kang and PharmaCyte under certain circumstances set forth in the Agreement. PharmaCyte may not sell a competing COVID-19 diagnostic kit during the term of the Agreement.

PharmaCyte believes it will need to engage a partner to be able to do the testing necessary to validate the claims made by Hai Kang regarding the sensitivity and specificity of the technology covered by the Agreement, and the technology’s potential clinical utility.

Due to the early stage of both this relationship and the licensed technology, PharmaCyte cannot assure that it will be able to successfully: (i) develop such a Product with PharmaCyte’s current resources, on a timely basis, or at all; (ii) obtain the necessary regulatory approvals for such a Product; (iii) commercialize any such Product; and (iv) get such Product approved for reimbursement in the U.S. and elsewhere. In addition, while Hai Kang is obligated to manufacture any such Product, PharmaCyte cannot assure that the Hai Kang’s manufacture of any Products will comply with U.S. regulatory requirements or that any health care facility or provider will be willing or able to use Products manufactured by Hai Kang.

About PharmaCyte Biotech

PharmaCyte Biotech, Inc. (PharmaCyte) is a biotechnology company developing cellular therapies for cancer and diabetes based upon a proprietary cellulose-based live cell encapsulation technology known as “Cell-in-a-Box®.” This technology will be used as a platform upon which therapies for several types of cancer and diabetes are being developed.

PharmaCyte’s therapy for cancer involves encapsulating genetically engineered human cells that convert an inactive chemotherapy drug into its active or “cancer-killing” form. For pancreatic cancer, these encapsulated cells are implanted in the blood supply to the patient’s tumor as close as possible to the site of the tumor. Once implanted, a chemotherapy drug that is normally activated in the liver (ifosfamide) is given intravenously at one-third the normal dose. The ifosfamide is carried by the circulatory system to where the encapsulated cells have been implanted. When the ifosfamide flows through pores in the capsules, the live cells inside act as a “bio-artificial liver” and activate the chemotherapy drug at the site of the cancer. This “targeted chemotherapy” has proven effective and safe to use in past clinical trials and results in little to no treatment related side effects.

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PharmaCyte’s therapy for Type 1 diabetes and insulin-dependent Type 2 diabetes involves encapsulating a human cell line that has been genetically engineered to produce and release insulin in response to the levels of blood sugar in the human body. PharmaCyte is developing the use of genetically modified liver cells and stem cells, as well as beta islet cells, to treat diabetes. The encapsulation will be done using the Cell-in-a-Box® technology. Once the encapsulated cells are implanted in a diabetic patient, they will function as a “bio-artificial pancreas” for purposes of insulin production.

Safe Harbor

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that express the current beliefs and expectations of the management of PharmaCyte, including statements regarding the viability of the technology that is the subject to the Hai Kang Agreement, our ability to gain the necessary approvals to market and commercialize Products under the Agreement, and the timing and commencement of our first Phase 2b clinical trial. Any statements contained herein that do not describe historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results, performance and achievements to differ materially from those discussed in such forward-looking statements. Factors that could affect our actual results include our ability to raise the necessary capital to fund our operations and to find partners to supplement our capabilities and resources, as well as such other factors that are included in the periodic reports on Form 10-K and Form 10-Q that we file with the U.S. Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, except as otherwise required by law, whether as a result of new information, future events or otherwise

More information about PharmaCyte can be found at www.PharmaCyte.com. Information may also be obtained by contacting PharmaCyte’s Investor Relations Department.

Contact:

Dr. Gerald W. Crabtree

Investor Relations:

PharmaCyte Biotech, Inc.

Investor Relations Department

Telephone: 917.595.2856

Email: Info@PharmaCyte.com

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